UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 1, 2010, Raser Technologies, Inc. (the "Company") entered into a letter agreement (the "Letter Agreement") with Evergreen-FE Lightning Dock, LLC ("Evergreen-FE"), Los Lobos Renewable Power, LLC, Raser Power Systems LLC and Lightning Dock Geothermal HI-01, LLC ("Lightning Dock"). In connection with the Letter Agreement, Evergreen-FE committed to loan certain funds to Lightning Dock pursuant to a secured promissory note, dated October 1, 2010, between Lightning Dock and Evergreen-FE (the "Secured Promissory Note"). Lightning Dock's obligations under the Secured Promissory Note are secured by certain collateral of Lightning Dock pursuant to a security agreement, dated as of October 1, 2010, between Lightning Dock and Evergreen-FE (the "Security Agreement").

It is anticipated that Lightning Dock will receive short-term loans for up to an aggregate of approximately $2 million from Evergreen-FE to allow Lightning Dock to continue the initial development of the Lightning Dock geothermal power project. While these resource development efforts continue, the Company, Lightning Dock and Evergreen-FE intend to negotiate the substantive terms of a proposed equity investment of approximately $15.3 million by Evergreen-FE in Lightning Dock (the "Proposed Equity Investment"). The Proposed Equity Investment would represent a 51% interest in Lightning Dock, and such funds would be used to finance a portion of the development and operation of the Lightning Dock geothermal power project.

The terms of the Secured Promissory Note state that interest accrues at a rate of 0.25% per month on any amounts that are loaned to Lightning Dock prior to the Secured Promissory Note's maturity date of November 30, 2010 (the "Maturity Date"). After the Maturity Date, interest accrues on any amounts that remain outstanding at a rate of 0.83% per month.

The terms of the Letter Agreement state that if the parties are able to negotiate and finalize definitive agreements relating to Evergreen-FE's proposed equity investment in Lightning Dock, any amounts loaned to Lightning Dock by Evergreen-FE would be credited toward the purchase price for the Proposed Equity Investment. Although the Company intends to work closely with Evergreen-FE to finalize definitive agreements, Evergreen-FE will not be obligated to make the proposed equity investment until the parties execute definitive agreements. In addition, even if definitive agreements are executed, Evergreen-FE's obligations to fund its investment will likely be subject to the satisfaction of certain conditions, which could include commitments for debt financing, additional due diligence or other conditions beyond the Company's control.

A copy of the Letter Agreement, the Secured Promissory Note and the Security Agreement are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Letter Agreement, the Secured Promissory Note and the Security Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.        Description
10.1        Letter Agreement, dated October 1, 2010, among Raser Technologies, Inc., Evergreen-FE Lightning Dock, LLC, Los Lobos Renewable Power, LLC, Raser Power Systems LLC and Lightning Dock Geothermal HI-01, LLC
10.2        Secured Promissory Note, dated October 1, 2010, between Lightning Dock Geothermal HI-01, LLC and Evergreen-FE Lightning Dock, LLC
10.3        Security Agreement, dated as of October 1, 2010, between Lightning Dock Geothermal HI-01, LLC and Evergreen-FE Lightning Dock, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 04, 2010	By:	/s/ Nicholas Goodman
Nicholas Goodman
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Letter Agreement, dated October 1, 2010, among Raser Technologies, Inc., Evergreen-FE Lightning Dock, LLC, Los Lobos Renewable Power, LLC, Raser Power Systems LLC and Lightning Dock Geothermal HI-01, LLC

EX-10.2	Secured Promissory Note, dated October 1, 2010, between Lightning Dock Geothermal HI-01, LLC and Evergreen-FE Lightning Dock, LLC
EX-10.3	Security Agreement, dated as of October 1, 2010, between Lightning Dock Geothermal HI-01, LLC and Evergreen-FE Lightning Dock, LLC